Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

FTC SOLAR, INC.

FTC Solar, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1. The name of the Corporation is FTC Solar, Inc.

2. This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on April 28, 2021 (the “Amended and Restated Certificate”).

3. Article FOURTH of the Amended and Restated Certificate is hereby amended by adding the following new paragraphs:

“Upon the filing and effectiveness (the “Effective Time”) pursuant to the DGCL of this Certificate of Amendment to the Amended and Restated Certificate, each ten (10) shares of Common Stock either issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. In lieu of any fractional share of Common Stock to which a stockholder would otherwise be entitled in connection with the Reverse Stock Split (taking into consideration all shares of Common Stock owned by such stockholder), the Corporation will issue that number of shares of Common Stock resulting from the Reverse Stock Split as rounded up to the nearest whole share upon the submission of a transmission letter by a stockholder holding the shares in book-entry form and, where shares are held in certificated form, upon the surrender of the stockholder’s Old Certificates (as defined below). Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.

The par value per share of the Corporation’s capital stock and the total number of shares of all classes of capital stock that the Corporation is authorized to issue pursuant to this Article FOURTH shall, in each case, not be affected by the Reverse Stock Split.”

4. This amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

5. All other provisions of the Amended and Restated Certificate shall remain in full force and effect.

6. This Certificate of Amendment will become effective as of 5:00 p.m., Eastern Time, on November 29, 2024.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Cathy Behnen, its Secretary, this 26th day of November, 2024.

By: /s/ Cathy Behnen
Name: Cathy Behnen
Title: Secretary